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                                                                     EX-99.B(13)

                       FLAG INVESTORS INTERNATIONAL TRUST

                             SUBSCRIPTION AGREEMENT

          For and in consideration of the mutual agreements herein contained, Alex. Brown Incorporated ("Alex. Brown") hereby agrees to purchase from Flag Investors International Trust, a Massachusetts business trust, (the "Fund") and the Fund agrees to sell 10,000 shares of the Fund's common shares, without par value at a price of $10.00 per share, (the "Shares") upon the terms and conditions set forth herein and as part of a public offering pursuant to the terms and conditions of the Fund's Registration Statement dated ___________, 1986.

          Alex. Brown agrees to purchase such Shares and to pay the full consideration therefor to the Fund upon demand.

          Alex. Brown hereby confirms to the Fund its representations that it is purchasing such Shares for investment purposes, with no present intention of redeeming or reselling any portion thereof, and its agreement that in the event it should dispose of any of such Shares, such transaction will be effected by redeeming such Shares through the Fund.

                                   ALEX. BROWN INCORPORATED

                                   By:  ________________________


Dated:  As of _____________, 1986

Subscription Accepted:

FLAG INVESTORS INTERNATIONAL TRUST

By:  ____________________________
     Chairman